Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

March 3, 2006

Board of Directors

Liquidity Services, Inc.

1920 L Street, N.W.

6th Floor

Washington, D.C. 20036

Ladies and Gentlemen:

                                We are acting as counsel to Liquidity Services, Inc., a Delaware corporation (the  “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed offering of up to 6,213,845 shares (the “Shares”) of the Company’s common stock, par value $.001 per share, 1,213,845 of which shares (the “2005 Plan Shares”) are issuable pursuant to the 2005 Stock Option and Incentive Plan (the “2005 Plan”) and 5,000,000 of which shares (the “2006 Plan Shares”) are issuable pursuant to the 2006 Omnibus Long-Term Incentive Plan (the “2006 Plan”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.             An executed copy of the Registration Statement.

2.             A copy of the 2005 Plan, as certified by the Secretary of the Company on the date hereof as being accurate, complete and in effect immediately prior to its termination on February 28, 2006.

3.             A copy of the 2006 Plan, as certified by the Secretary of the Company on the date hereof as being accurate, complete and in effect.

4.             The Fourth Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on February 28, 2006 and by the Secretary of the Company on the date hereof as being accurate, complete and in effect.

5.                                  The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being accurate, complete and in effect.

6.                                  Certain resolutions of the Board of Directors of the Company adopted at meetings held on or by unanimous written consent as of January 3, 2000, May 24, 2000, July 29, 2002, February 25, 2005 and December 2, 2005, as certified by the Secretary of the Company on the date hereof as being accurate, complete and in effect, relating to the approval, adoption and amendment of the 2005 Plan and the issuance of the 2005 Plan Shares.

7.                                  Certain resolutions of the Board of Directors of the Company adopted at a meeting held on December 2, 2005, as certified by the Secretary of the Company on the date hereof as being accurate, complete and in effect, relating to the approval and adoption of the 2006 Plan and the issuance of the 2006 Plan Shares.

8.                                  Certain resolutions of the stockholders of the Company adopted at meetings held on or by unanimous written consent as of January 21, 2000, May 24, 2000, July 29, 2002 and January 6, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the approval, adoption and amendment of the 2005 Plan, and the approval and adoption of the 2006 Plan and the issuance of the Shares.

9.                                  A certificate of the Secretary of the Company, dated as of the date hereof, as to certain facts relating to the Company.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic originals of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following the (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms of the 2005 Plan or the 2006 Plan, as applicable, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.